PROSPECTUS and	PRICING SUPPLEMENT NO. 12
PROSPECTUS SUPPLEMENT, each	Dated February 22, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $12,050,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 2.750% Senior Notes Due March 15, 2022

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERM3

Date of Issue:	February 27, 2012

Maturity Date:	March 15, 2022

Principal Amount:	$500,000,000

Issue Price:	99.825%

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on September 15, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.750% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:
Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
Goldman, Sachs & Co.	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	16,667,000.00
RBC Capital Markets, LLC	16,667,000.00
Standard Chartered Bank	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.350% plus accrued interest from February 27, 2012 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.